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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
 PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 24, 2002

                                 EUROTECH, LTD.
                                 --------------
             (Exact name of registrant as specified in its charter)



     District of Columbia        000-22129                        33-0662435
----------------------------  ------------------------       -------------------
(State or other jurisdiction (Commission File Number)          (IRS Employer
    of incorporation)                                        Identification No.)


                          10306 Eaton Place, Suite 220
                             Fairfax, Virginia 22030
                             -----------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (703) 352-4399

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

         Eurotech, Ltd., a District of Columbia corporation (the "Company"), announced today that it has entered into several agreements, including a Technology Development Agreement with ipPartners, Inc., a Rhode Island corporation (the "Consultant") dated as of July 24, 2002 (the "TDA"); an Acknowledgement and Release by and among the Company, Trylon Metrics, Inc. ("Trylon") and the Consultant dated as of July 24, 2002; a Letter Agreement dated as of July 24, 2002 with Trylon extending a Technology Transfer Agreement between the Company and Trylon dated as of July 13, 2001; a Letter Agreement dated as of July 24, 2002 by and among the Company, the Consultant, and Mr. Robert Tarini individually (Mr. Tarini is also President of both the Consultant and Trylon, "Tarini") extending a Consulting Agreement between the Company and Tarini effective as of February 14, 2001; and a Joint Escrow Instructions Agreement between the Company and the Consultant dated July 30, 2002 (the "Escrow Agreement") (all of these agreements to be referred to as the "Technology Development and Consulting Agreements"). The Technology Development and Consulting Agreements are summarized below and qualified by reference to the actual agreements attached as exhibits hereto.


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         The TDA supercedes and replaces all original agreements between the
Consultant and the Company regarding APTIS(TM) Integrated Metal and Explosives Screening Portal Product Development (the "AIMES Agreement"). The TDA redefines the scope of work with regard to the APTIS(TM) Integrated Metal and Explosives Screening Portal (the "APTIS Project") and incorporates a second project; the development of a hand held portable APTIS(TM) Integrated Metal and Explosives Screening Device (the "Hand Held Project"). The Technology Development and Consulting Agreements memorialize the relationship and compensation terms of the parties concerning the research and development and marketing of the APTIS Project and the Hand Held Project. The Consultant will act as an independent contractor to the Company and the relationship between the Company and the Consultant is not a partnership or joint venture. The specifics of the scope of work to be performed by the Consultant pursuant to the Hand Held Project has not yet been finalized, and will be appended as a Schedule to the TDA to be provided at a later date. In addition, the Technology Development and Consulting Agreements are subject to the receipt of certain approvals from Jenks & Kirkland, Ltd. ("J&K") and Woodward LLC ("Woodward"). These approvals are being requested by the Company, but have not been received as of the date of this report.

         Pursuant to the Technology Development and Consulting Agreements, the Company will retain all intellectual property rights related to the APTIS Project and the Hand Held Project and the Consultant will assist the Company with the research and development and marketing of these projects. In return the Company will compensate the Consultant for development services by issuing 4,000,000 shares of the Company's common stock, 2,000,000 shares of which will be placed in escrow and subject to forfeiture pursuant to the TDA and the Escrow Agreement. In addition, as further compensation for development services provided by the Consultant, the Company will reduce the strike price of a warrant previously issued to the Consultant to purchase up to 60,000 shares of the Company's common stock to $0.50 per share. The Company has also agreed to pay to the Consultant $12,500 per month until December 2002 for technical and marketing services and an additional $5,000 per month for technical and marketing services payable to the Consultant until December 13, 2002. In addition, the Company will reimburse the Consultant up to $20,000 to cover reasonable and necessary expenses associated with negotiating and signing the Technology Development and Consulting Agreements.

         If by October 15, 2002 the Consultant has not completed the prototype assemblies and demonstrated to the Company's satisfaction the device's capabilities to acquire acoustic data for testing of the APTIS Project, then 750,000 shares of the Company's common stock in escrow will be subject to forfeiture. Furthermore, on January 15, 2003 if the Consultant has not demonstrated to the Company's satisfaction the prototype of the APTIS Project, then an additional 250,000 shares of the Company's common stock in escrow will be subject to forfeiture. If by January 15, 2003 the Consultant has not completed the prototype assemblies for the Hand Held Project and demonstrated to the Company's satisfaction the device's capabilities to acquire acoustic data for testing of the Hand Held Project, then 750,000 shares of the Company's common stock in escrow will be subject to forfeiture. Furthermore, on March 15, 2003, if the Consultant has not completed and demonstrated the prototype of the Hand Held Project, then an additional 250,000 shares of the Company's common stock is subject to forfeiture.

         The Company has agreed to register the common stock to be issued to the Consultant pursuant to the Technology Development and Consulting Agreements with the Securities and Exchange Commission for resale by the Consultant at the Company's expense. If the registration does not occur by October 15, 2002, then the parties will negotiate a good faith substitute for the shares of the Company's common stock.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS.

Set forth below is a list of Exhibits included as part of this Current Report.

10.27.9 Technology Development Agreement between Eurotech, Ltd. and ipPartners, Inc. dated as of July 24, 2002.

10.27.10 Acknowledgment and Release Agreement by and between Eurotech, Ltd, Trylon Metrics, Inc., and ipPartners, Inc. dated as of July 24, 2002.

10.27.11 Letter Agreement between Eurotech, Ltd. and Trylon Metrics, Inc. dated as of July 24, 2002

10.27.12 Letter Agreement by and between Eurotech, Ltd., ipPartners, Inc. and Robert Tarini, individually dated as of July 24, 2002.

10.27.13      Joint Escrow Instructions Agreement dated July 30, 2002.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 EUROTECH, LTD.

August 5, 2002




BY: /S/ TODD J. BROMS
----------------------------------
        TODD J. BROMS
        PRESIDENT AND CEO